To the Board of Directors of PetroFina S.A.




We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the registration statement on Form S-8 of PetroFina S.A. of our report dated February 10, 1998, with respect to the balance sheets of Brittany Insurance Company Ltd. as of December 31, 1997 and 1996, and the related statements of income and cash flows for each of the years in the two year period ended December 31, 1997, which report appears in the Annual Report on Form 20-F of PetroFina S.A. for the year ended December 31, 1997.


                                   /s/ KPMG PEAT MARWICK
                                   -----------------------
                                   KPMG Peat Marwick


Hamilton, Bermuda
July 13, 1998